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                                                                     Exhibit 8.1


MIRIAM VOCK SHEEHAN
Direct Line:  617-428-3322
msheehan@hillbarlow.com



                                                 September 13, 2000



Advanced Visual Systems Inc.
300 Fifth Avenue
Waltham, MA  02451

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger dated July 18, 2000 (the "Merger Agreement") by and among MUSE Technologies, Inc., a Delaware corporation ("Parent"), MUSE Merger Sub Inc., a Delaware corporation ("Merger Sub"), and Advanced Visual Systems Inc., a Delaware corporation ("Target").

         Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as counsel to the Target in connection with the Merger. In rendering this opinion, we have examined and relied upon (without any independent investigation or review thereof) the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement-Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements and representations made by Parent, Merger Sub, and Target, as well as other statements, representations and assumptions. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness of such facts, information, covenants, representations and assumptions.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals,


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Advanced Visual Systems Inc.
September 13, 2000
Page 2


the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the Proxy Statement-Prospectus. We have also assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code.

         In addition you have asked us to review the discussion of federal income tax issues contained in the Form S-4. We have reviewed the discussion entitled "Material Federal Income Tax Consequences" and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusion.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions


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Advanced Visual Systems Inc.
September 13, 2000
Page 3


related thereto. We undertake no responsibility to update this opinion for changes in the law or relevant facts subsequent to the date of this letter. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent, however, to the use of this opinion as an exhibit to the Proxy Statement-Prospectus and further consent to the use of our name whenever appearing in the Proxy Statement-Prospectus and any amendments thereto.

         In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                                             Sincerely,

                                             HILL & BARLOW,
                                             a Professional Corporation


                                             By: /s/ Miriam Vock Sheehan
                                                 -----------------------
                                                 Miriam Vock Sheehan

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